Exhibit 99.1

Media Contact
Emily Heffter, Zillow
press@zillow.com

Zillow Announces Key Leadership Changes

Zillow President of Media and Marketplaces Greg Schwartz Steps Down;
IMT and Mortgage Businesses Re-Aligned Under Other Executives to Align Operations to Deliver Seamless Real Estate Transaction

SEATTLE, Nov. 18, 2019 -- Zillow Group, which is transforming the way people buy, sell, rent and finance homes by creating seamless transactions for today’s on-demand consumer, today announced that Greg Schwartz, president of media and marketplaces, is stepping down to take a professional break. The businesses that currently report to Schwartz in the Mortgages and Internet, Media and Technology (IMT) segments are being transitioned to other senior executives to further align key company operations to deliver a seamless, Zillow-branded, real estate transaction experience.
Schwartz joined the company in 2007 as its first head of Sales and helped grow Premier Agent and other services to reach nearly $1.3 billion in revenue in 2018. Schwartz was named chief revenue officer in 2010, chief business officer in 2015, and became president of media and marketplaces in 2018. He leaves a highly experienced leadership team in a strong IMT segment. Zillow Group’s IMT segment beat financial expectations in the third quarter of 2019, and expanded margins through operating leverage in the first nine months of the year, driven primarily by solid performance in Premier Agent.
“Greg Schwartz has been a truly instrumental leader who helped build Zillow Group, and our Chairman Lloyd Frink and I are grateful for all of his contributions. He has built an incredible team who will continue to lead their businesses as we expand our business model to create a seamless transaction experience for our customers,” said Zillow Group co-founder and CEO Rich Barton. “I have great confidence in our leadership team and am excited to further integrate Zillow Offers with Premier Agent and Mortgages. We are in a great position to lead Real Estate 2.0.”
Going forward, Jeremy Wacksman, president of Zillow, will assume oversight of Premier Agent and Rentals. Susan Daimler, senior vice president of Premier Agent, who has led Premier Agent since September 2018 and helped stabilize and reaccelerate growth in the business, will report to Wacksman, as will Christopher Roberts, senior vice president of Rentals.
Arik Prawer, president of Zillow’s Homes Division, who has run Zillow Offers operations since joining the company in April 2018, will assume oversight of Zillow Home Loans and other mortgage marketplaces to more tightly integrate home financing into Zillow Offers operations. Rian Furey, who joined Zillow Group in September as president of Zillow Home Loans and senior vice president of Zillow Mortgages, will report to Prawer.
Errol Samuelson, Zillow Group chief industry development officer, will assume oversight of Zillow’s New Construction business and Display Advertising. Lucy Wohltman, vice president of New Construction and Display Advertising, will report to Samuelson.
“Zillow has been the high point of my career and after 12 years at Zillow, it’s time for me to take my first real day off,” said Schwartz. “We built Zillow into something that’s transformative and bigger than any of us, and I’m incredibly proud of the work we’ve accomplished as a team and working in partnership with our numerous industry partners. I am excited to see the next chapter unfold.”
This restructuring sets up Zillow for future success by integrating key parts of the business, allowing the company to focus on operational efficiency as it builds a bundled, Zillow-branded transaction.

About Zillow
Zillow® is transforming how people buy, sell, rent and finance homes by creating seamless real estate transactions for today’s on-demand consumer. Zillow is the leading real estate and rental marketplace and a trusted source for data, inspiration and knowledge among both consumers and real estate professionals.

Zillow now offers a fully integrated home shopping experience that includes access to for sale and rental listings, Zillow Offers®, which provides a hassle-free way to buy and sell eligible homes directly through Zillow; and Zillow Home Loans, Zillow's affiliated lender that provides an easy way to receive mortgage pre-approvals and financing. Zillow Premier Agent instantly connects buyers and sellers with its network of real estate professionals to help guide them through the home shopping process. For renters, Zillow’s innovations are streamlining the way people search, tour, apply and pay rent for leased properties.

In addition to Zillow.com, Zillow operates the most popular suite of mobile real estate apps, with more than two dozen apps across all major platforms. Launched in 2006, Zillow is owned and operated by Zillow Group, Inc. (NASDAQ:Z and ZG) and headquartered in Seattle.

Zillow and Zillow Offers are registered trademarks of Zillow, Inc.